Exhibit 99.2

FOR IMMEDIATE RELEASE

The Music Acquisition Corporation Announces Closing of $230 Million Initial Public Offering

New York – February 5, 2021 – The Music Acquisition Corporation (the “Company”) today announced the closing of its initial public offering of 23,000,000 units, which includes the 3,000,000 units sold pursuant to the exercise of the underwriters’ over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000. The Company’s units are listed on the New York Stock Exchange (the “NYSE”) and commenced trading under the ticker symbol “TMAC.U” on February 3, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “TMAC” and “TMAC WS,” respectively.

The Music Acquisition Corporation is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on businesses that are either directly or indirectly connected with the music sector, with particular emphasis on businesses where the Company’s significant strategic and operational expertise and long-standing position within the music industry will be a value-additive proposition to potential target businesses. The Company is led by Chairman and Chief Executive Officer Neil Jacobson and Chief Operating Officer Todd Lowen. In addition to Messrs. Jacobson and Lowen, the Company’s Board of Directors includes Michael Levitt, Ben Silverman, and Tunde Balogun.

Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. acted as joint bookrunning managers for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $230,000,000 (or $10.00 per unit sold in the public offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of February 5, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities was declared effective by the SEC on February 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; and Cantor Fitzgerald & Co., Attention: Prospectus Group, 499 Park Avenue, New York, NY 10022, or by telephone at (1-212) 915-1067 or by email at prospectus@cantor.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Neil Jacobson
Neil.jacobson@musicacquisition.com

(747) 203-7219

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